1 Athene Announces Key Leadership Appointment Matthew Michelini Named President of Athene Holding Ltd. to Drive Strategic Growth Initiatives WEST DES MOINES, Iowa, June 1, 2026 -- Athene, the leading retirement solutions company and subsidiary of Apollo Global Management, Inc. (NYSE:APO), announced today that it has appointed Matthew Michelini as President of Athene Holding Ltd. (AHL), effective July 1, 2026. Michelini most recently served as Apollo’s Head of Asia-Pacific and has been with Apollo for nearly 20 years. This appointment and evolution in leadership structure reflects Athene’s continued momentum and the increasing breadth of its platform across products and channels. In his capacity as President of AHL, Michelini will be responsible for driving alignment across Athene and advancing key growth initiatives, including Athene’s efforts to reinvent guaranteed lifetime income solutions. Grant Kvalheim, CEO of Athene said, “We are thrilled to have Matt join Athene’s senior leadership team. Together with Apollo, we are working to build and scale next generation retirement solutions to meet the growing societal need for guaranteed lifetime income. Matt’s experience with Athene since its earliest days, as well as his most recent role in expanding our offerings and relevance in Asia-Pacific, makes his perspective an important asset as we continue to expand our market share, innovate and grow in new markets and client bases.” Michelini said, “Athene has an extraordinary opportunity to address the growing and urgent demand for guaranteed retirement income. Having worked closely with the Athene team since the very first days of the company, I am energized to take on this leadership role as we strive to create and provide simpler, easier to deliver, and a more diverse set of retirement solutions.” Michelini joined Apollo in 2006 and has played a pivotal role in the creation and success of many of Apollo’s largest growth initiatives, including Athene, Hybrid Value, Apollo Dedicated Insurance Program, and the development of the Financial Institutions Group. Since September 2021, Michelini has been based in Asia building out Apollo and Athene’s capabilities and offerings across the region as Head of Asia-Pacific. Michelini previously served on the Boards of Athene Holding Ltd. and several other companies. Before Apollo, he was a member of the Mergers & Acquisitions group at Lazard Frères & Co. About Athene Athene is the leading retirement solutions company with $448 billion of total assets as of March 31, 2026, and operations in the United States, Bermuda, Canada, and Japan. Athene is focused on providing financial security to individuals by offering an attractive suite of retirement income and savings products and also serves as a solutions provider to corporations. For more information, please visit www.athene.com. Contact Alyssa Castelli Director, External Relations +1 (646) 768-7304 Alyssa.castelli@athene.com